NEWS RELEASE                                HCB Bancshares, Inc.
                                            Contact:   Charles T. Black
                                            Phone:     (870) 836-6841
                                            Fax:         (870) 836-7125
                                            December 12, 2003




                              FOR IMMEDIATE RELEASE
                              ---------------------



Camden, Arkansas ... HCB Bancshares, Inc. (NASDAQSC: HCBB) - HCB Bancshares, Inc. announced today that it has received an indication of interest letter from an investor group to engage in a business combination with HCBB whereby the stockholders of HCBB would receive $18.63 per share in cash. The proposed business combination would be subject to, among other things, the negotiation of a definitive merger agreement, regulatory approval, and the approval of HCBB's stockholders. The investor group has expressed its intention to make a cash deposit at the time that the definitive merger agreement is executed which would be forfeited under certain circumstances including the failure of the investor group to obtain regulatory approval for the transaction. HCBB and the investor group intend to negotiate a definitive merger agreement during the next 30 days and during the 30-day period HCBB has agreed to cease all discussions with other parties regarding a business combination, subject to the satisfaction of the fiduciary duties of HCBB's Board of Directors. There can be no assurance that the parties will agree to the terms of a definitive agreement.

HCB Bancshares, Inc. is a $240 million holding company with full service community banking facilities located in Camden, Fordyce, Sheridan, and Bryant, Arkansas.